UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

The information contained below in Item 5.02 is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)         On June 12, 2008, the Company entered into an Employment Agreement with Jean Stewart whereby Ms. Stewart agreed to serve at will as our Chief Operating Officer. The Employment Agreement provides, among other things, for the following: (a) an annual base salary of $225,000, (b) a restricted stock grant, or stock option, of 600,000 shares, subject to approval by the Board of Directors, and (c) if terminated other than for cause, Ms. Stewart is entitled to receive payment of one year’s salary.

From 2007 to the present, Ms. Stewart, age 52, was Regional Vice President and later Divisional Director of Sales of Tender Loving Care Home Health, a Medicare-certified home health agency in Tucson, Arizona. Ms. Stewart was hired as Regional Vice President and promoted to Divisional Director of Sales after eight months and was responsible for sales management and growth for the West Division. From 2002 to 2006 Ms. Stewart was a Vice President at Intelistaf Healthcare, Inc. in Tucson, Arizona, where she was responsible for multi-site management of up to 47 health care staffing offices in 26 states. From 2000 to 2002 Ms. Stewart was Regional Vice President at StarMed Staffing Group, Inc. in Los Angeles, California, where she was responsible for multi-site general management of 22 health care staffing offices in 5 states. From 1986 to 2000 Ms. Stewart held various sales manager positions for several health care companies in the Western part of the United States. Ms. Stewart holds a Masters Degree in Business Administration from Loyola Marymount University, a Bachelors Degree in Health Sciences from Chapman College and a nursing diploma from Vancouver General Hospital School of Nursing. Ms. Stewart is a licensed RN in California.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1                           Executive Employment Agreement, dated June 12, 2008, by and between the Company and Jean Stewart.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

June 12, 2008	By:	/S/ James J. TerBeest
James J. TerBeest
Chief Financial Officer